EXHIBIT 99.1


NEWS RELEASE                                         FREMONT GENERAL
--------------------------------------------------------------------------------
                                                     2020 Santa Monica Boulevard
                                                     Santa Monica, CA 90404
                                                     Tel (310) 315-5500
                                                     Fax (310) 315-5599




         FREMONT GENERAL REPORTS A 99% INCREASE IN QUARTERLY NET INCOME
                           FROM CONTINUING OPERATIONS


     (SANTA MONICA, CALIFORNIA) - July 31, 2003 - Fremont General Corporation (the "Company") reported net income from continuing operations of $46,787,000 for the second quarter of 2003. This represents an increase of 99%, as compared to net income of $23,538,000 for the second quarter of 2002. Diluted net income per share from continuing operations was $0.62 for the second quarter of 2003, as compared to $0.33 per share for the second quarter of 2002.

     Net income from continuing operations for the first six months of 2003 was $88,363,000, as compared to $41,595,000 for the first six months of 2002. Diluted net income per share from continuing operations was $1.18 for the first six months of 2003, as compared to $0.58 per share for the first six months of 2002.

     The Company's stockholders' equity per share was $7.10 at June 30, 2003. During the quarter ended June 30, 2003, the Company extinguished an additional $45.0 million par value of its senior notes outstanding. The Company has now extinguished a total of $211.9 million par value of its original $425 million par value in senior notes outstanding, or approximately 50% of the original par value. As of July 31, 2003, the holding company had approximately $78 million in cash and short-term investments.

     The Company's nationwide industrial bank, Fremont Investment & Loan, reported record pre-tax income of $95,536,000 for the second quarter of 2003, as compared to $54,097,000 for the second quarter of 2002. As of June 30, 2003, Fremont Investment & Loan, with approximately $7.1 billion in assets, had over $4.7 billion in FDIC-insured deposits and is classified as "well capitalized" with a total Risk-Based Capital ratio of 13.64%.


RESIDENTIAL REAL ESTATE LENDING

     Residential real estate loan originations totaled $2.92 billion during the second quarter of 2003, up from $1.54 billion during the second quarter of 2002. The net gain on the sale of residential real estate loans during the second quarter of 2003 totaled $51.7 million on net whole loan sales of $2.35 billion, as compared to a net gain of $26.4 million on net loan sales of $1.27 billion during the second quarter of 2002. The Company expects that its monthly residential real estate loan production will break the $1 billion level during the month of July 2003 and that total residential real estate loan production in the third quarter of 2003 will surpass the record level achieved during the second quarter of 2003.

COMMERCIAL REAL ESTATE LENDING

     Commercial real estate loans receivable, before the allowance for loan losses, totaled approximately $3.84 billion at June 30, 2003, as compared to $3.45 billion at June 30, 2002. Loan amounts funded for originations and existing loan advances increased to $601.3 million during the second quarter of 2003, up from $437.1 million during the second quarter of 2002. Non-performing commercial real estate assets (non-accrual loans and foreclosed real estate) totaled $103.1 million at June 30, 2003, up from $79.8 million as of June 30, 2002. Net loan charge-offs for the commercial real estate portfolio increased during the second quarter of 2003 to $11.7 million from $9.4 million during the second quarter of 2002. The annualized net charge-off ratio for the six month period ending June 30, 2003 for the commercial real estate loan portfolio was 1.08%, as compared with a ratio of 0.87% for all of 2002.


NET INTEREST INCOME AND ASSET QUALITY

     o Net interest income for financial services increased to $88.3 million during the second quarter of 2003, as compared to $68.7 million during the second quarter of 2002. The net interest margin, as a percentage of interest-earning assets, increased to 5.28% during the second quarter of 2003, as compared to 5.20% during the second quarter of 2002.

     o Non-performing assets (non-accrual loans and foreclosed real estate) increased to $124.1 million as of June 30, 2003 from $106.7 million at June 30, 2002. Accruing loans past due 90 days or more were $2.3 million at June 30, 2003.

     o Total net loan charge-offs decreased during the second quarter of 2003 to $11.7 million from $17.1 million during the second quarter of 2002. The $11.7 million was all attributable to net charge-offs in the commercial real estate loan portfolio, which is reflective of the economic conditions present in many of the markets that we serve, but is within management's expectations during the current phase of the economic cycle for this lending operation.

     o Management has affirmatively increased the allowance for loan losses, as a percentage of total loans receivable, to 4.46% at June 30, 2003. Management believes that this level of allowance provides considerable support to the Company's balance sheet and, as of June 30, 2003, the allowance for loan losses was 154.0% of total non-performing assets.


OTHER EVENTS

     As previously reported by the Company, during the second quarter of 2003, the Company recognized a net of tax gain from the reversal of its reserve for potential future cash contributions to its discontinued workers' compensation insurance subsidiary, Fremont Indemnity Company ("FIC"). The amount of the gain, net of tax, is $44,308,000 (or $0.58 per diluted share). The Company, during the fourth quarter of 2002, had established a reserve representing the maximum amount of potential cash contributions to be made to FIC under the July 2, 2002 Letter Agreement of Run-Off and Regulatory Oversight between the Company and the California Department of Insurance (the "Agreement"). Pursuant to the provisions of the Agreement, the granting of an order of conservation prior to March 1, 2004 extinguishes the obligation of the Company to provide any further cash contributions to FIC. The Insurance Commissioner of the State of California sought, and was granted, an order of conservation over FIC by the Superior Court of the State of California


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


for the County of Los Angeles on June 4, 2003. The conservation order incorporates the Agreement and also provides that nothing in the order is intended to modify any of the provisions of the Agreement.

     Fremont General Corporation is an industrial bank holding company and its common stock is traded on the New York Stock Exchange under the symbol "FMT". Fremont Investment & Loan provides nationwide commercial and residential real estate lending through its 14 regional offices (nine commercial and five residential) and does so primarily on a first mortgage or first trust deed basis. As of June 30, 2003, Fremont Investment & Loan had commercial real estate loans in its portfolio located in 40 states and during the second quarter of 2003, it originated residential real estate loans in 45 states.

     This news release may contain "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements and the Company's currently reported results are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. These statements and the Company's reported results are not guarantees of future performance and there can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially and adversely from the Company's projected or reported results as a result of significant risks, uncertainties and assumptions that are difficult to predict, including:
(i) changes in the interest rate environment, (ii) changes in general and specific economic conditions and trends, (iii) changes in asset and loan valuations and the costs of originating loans, (iv) changes in the volume of loans originated, loans sold, the pricing of existing and future loans, and the premiums realized upon the sale of such loans, (v) access to the necessary capital resources to fund loan originations and the condition of the whole loan sale and securitization markets, (vi) the impact of changes in the commercial and residential real estate markets, (vii) the effect of litigation, state and federal legislation and regulations, and regulatory actions, (viii) the collectibility, and timing thereof, of loan balances, and any adverse development of, and the variability in determining, the allowance for loan losses, (ix) the ability to utilize the net tax operating loss carryforwards currently held, and (x) other events and factors beyond our control. For a more detailed discussion of risks and uncertainties, see the Company's public filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

--------------------------------------------------------------------------------


     o Fremont General will host an investor conference call to discuss the Company's results. The call will begin at 1:00 p.m. (ET) on July 31, 2003.

     o The call will be webcast live on the Internet at http://www.companyboardroom.com. Go to the web site at least 15 minutes before the event to download and install any necessary audio software. The webcast will be archived until July 31, 2004.

     o To listen to the live call by telephone, dial 706/634-1256 ten minutes before the start time. The telephone replay will be archived until August 7th at 706/645-9291 - use Conference ID 1686729.

     o The Company's periodic reports as filed with the Securities and Exchange Commission can be accessed at http://www.sec.gov.


CONTACT:     Investor Relations 310/315-5500

FREMONT GENERAL CORPORATION                              SELECTED FINANCIAL DATA
(THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)




                                                                          THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                              JUNE 30TH                       JUNE 30TH
                                                                       ------------------------       -------------------------
                                                                          2003           2002            2003           2002
                                                                       ---------      ---------       ---------      ----------

CONSOLIDATED STATEMENT OF OPERATIONS:
Pre-tax income:
Financial services .................................................   $  95,536      $  54,097       $ 183,260       $  96,283
Corporate and other interest expense ...............................     (15,951)       (13,784)        (32,849)        (26,270)
                                                                       ---------      ---------       ---------       ---------
Total pre-tax income from continuing operations ....................      79,585         40,313         150,411          70,013
Provision for income taxes .........................................     (32,798)       (16,775)        (62,048)        (28,418)
                                                                       ---------      ---------       ---------       ---------
Net income from continuing operations ..............................      46,787         23,538          88,363          41,595
Discontinued insurance operations ..................................      44,308              -          44,308               -
                                                                       ---------      ---------       ---------       ---------
Net income .........................................................   $  91,095      $  23,538       $ 132,671       $  41,595
                                                                       =========      =========       =========       =========

PER SHARE DATA:
  BASIC:
   Net income from continuing operations ...........................   $    0.67      $    0.35       $    1.27       $    0.63
   Discontinued insurance operations ...............................        0.63              -            0.64               -
                                                                       ---------      ---------       ---------       ---------
   Net income ......................................................   $    1.30      $    0.35       $    1.91       $    0.63
                                                                       =========      =========       =========       =========

  DILUTED:
   Net income from continuing operations ...........................   $    0.62      $    0.33       $    1.18       $    0.58
   Discontinued insurance operations ...............................        0.58              -            0.59               -
                                                                       ---------      ---------       ---------       ---------
   Net income ......................................................   $    1.20      $    0.33       $    1.77       $    0.58
                                                                       =========      =========       =========       =========

  WEIGHTED AVERAGE SHARES OUTSTANDING:
   Basic ...........................................................      70,126         66,854          69,547          66,395
   Diluted .........................................................      75,799         72,318          75,185          71,628

  CASH DIVIDENDS DECLARED PER COMMON SHARE .........................   $    0.05      $    0.02       $    0.08       $    0.04


  STOCKHOLDERS' EQUITY PER SHARE AT PERIOD-END .....................                                  $    7.10       $    5.56

  SHARES OUTSTANDING AT PERIOD-END .................................                                     75,785          72,805



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

FREMONT GENERAL CORPORATION                              SELECTED FINANCIAL DATA
(THOUSANDS OF DOLLARS)

                                                                         THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                              JUNE 30TH                      JUNE 30TH
                                                                     ---------------------------     ---------------------------
                                                                         2003            2002           2003             2002
                                                                     -----------     -----------     -----------     -----------
FINANCIAL SERVICES
Interest and fee income on loans .................................   $   124,389     $   106,935     $   243,025     $   206,312
Interest income on investment securities .........................         1,170             980           2,316           1,703
                                                                     -----------     -----------     -----------     -----------
   Total interest income .........................................       125,559         107,915         245,341         208,015
Interest expense .................................................        37,242          39,234          75,480          78,495
                                                                     -----------     -----------     -----------     -----------
   Net interest income ...........................................        88,317          68,681         169,861         129,520
Provision for loan losses ........................................        27,609          20,913          50,529          36,424
                                                                     -----------     -----------     -----------     -----------
   Net interest income after provision for loan losses ...........        60,708          47,768         119,332          93,096
Gain on sales of residential real estate loans ...................        51,740          26,394          89,472          41,235
Gain on sale of residual interests in securitizations ............             -               -          17,503               -
Non-interest income ..............................................         8,496           4,937          14,422           8,042
Non-interest expense .............................................       (25,408)        (25,002)        (57,469)        (46,090)
                                                                     -----------     -----------     -----------     -----------
Pre-tax income ...................................................   $    95,536     $    54,097     $   183,260     $    96,283
                                                                     ===========     ===========     ===========     ===========


Average net interest-earning assets (NEA) ........................   $ 6,704,627     $ 5,299,365     $ 6,481,138     $ 5,126,721
  As a percentage of NEA:
   Total interest income .........................................          7.51%           8.17%           7.63%           8.18%
   Interest expense ..............................................          2.23%           2.97%           2.35%           3.09%
                                                                     -----------     -----------     -----------     -----------
   Net interest income ...........................................          5.28%           5.20%           5.28%           5.09%
                                                                     ===========     ===========     ===========     ===========

Loan originations and advances:
   Commercial real estate ........................................   $   601,300     $   437,100     $ 1,189,300     $   797,000
   Residential real estate .......................................     2,919,400       1,537,800       5,248,500       2,865,000
Residential real estate loans sold ...............................     2,348,600       1,272,500       4,529,600       2,169,200
Ratio (annualized) of net charge-offs to average loans ...........          1.10%           1.70%           0.99%           1.15%



                                                                        JUNE 30         MAR 31          DEC 31         JUNE 30
                                                                         2003            2003            2002            2002
                                                                     -----------     -----------     -----------     -----------


Loans receivable .................................................   $ 4,288,265     $ 4,119,467     $ 4,137,885     $ 4,047,099
Allowance for loan losses ........................................       191,105         175,162         161,190         117,914
Allowance for loan losses to loans receivable ....................          4.46%           4.25%           3.90%           2.91%

Loans held for sale (HFS) ........................................   $ 2,188,274     $ 1,801,560     $ 1,673,145     $ 1,059,669


Non-performing assets (NPA):
   Non-accrual loans receivable ..................................   $    95,885     $    71,429     $    86,870     $    85,560
   Non-accrual loans HFS .........................................         5,287           5,670           6,709          10,272
   Real estate owned (REO):
      Portfolio ..................................................        21,564          26,040          10,913           5,793
      HFS ........................................................         1,348             855           2,850           5,107
                                                                     -----------     -----------     -----------     -----------
                                                                     $   124,084     $   103,994     $   107,342     $   106,732
                                                                     ===========     ===========     ===========     ===========

NPA to loans receivable, loans HFS and REO .......................          1.91%           1.75%          1.84%            2.09%
Accruing loans past due 90 days or more ..........................   $     2,322     $    11,571     $        -      $     1,093



o Loans receivable do not include loans designated as held for sale and are stated before the allowance for loan losses.
o The average NEA includes loan receivables and loans designated as held for sale (including loans on non-accrual status), and investment securities.
o Average loans receivable for calculating the net charge-off ratio do not include loans designated as held for sale.
o Accruing loans past due 90 days or more may include loans that are contractually past maturity but continue to make interest payments.
o Loans held for sale are residential real estate loans valued at the lower of cost or market.


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